EXHIBIT 10.53

SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into as of October 28th  , 2010 (the "Effective Date”), by and between Calais Resources, Inc. ("Calais") and Matt Witt ("Witt”).

WHEREAS, Witt served as the CFO of Calais from August 2003 until February 2005, and during his tenure as CFO he accrued $127,749.55 in unpaid wages and he spent $49,718.11 of his own money to pay miscellaneous expenses on behalf of Calais resulting in a total of $177,467.66 which is owed to Witt; and

WHEREAS, each of parties desires to fully settle and resolve all matters relating to the payment of this obligation to Witt in accordance with the following terms and conditions; and

WHEREAS, each of the parties has had the full opportunity to evaluate and enter into     this Agreement as their free and voluntary act with full knowledge of the binding and conclusive nature of this Agreement;

NOW, THEREFORE, Calais and Witt, in consideration of the releases and agreements contained below, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, agree to a full and final compromise and settlement of the outstanding amount due to Witt in accordance with the following terms and conditions:

1.        Witt agrees to accept as full payment for the $177,467.66 which is owed to him, the amount of 2,000,000 restricted shares of Calais common stock together with 25,000 in cash. Calais agrees to issue to Witt within 15 days of the Effective Date of this Agreement, 2,000,000 restricted shares of its common stock and $25,000 in cash.

2.        Witt agrees that after the execution of this Agreement by both parties and the taking of all needed actions under this Agreement, he is giving up all of his rights to seek any additional payment for any unpaid accrued wages or for any other expenses he may have incurred on behalf of Calais, and he forever releases and waives all rights and claims that he has, had or may have against Calais related to any amounts  owed to him for any purposes.

3.        Calais agrees that after the execution of this Agreement, and the taking of all needed actions under this Agreement, it forever releases and waives all rights and claims that it has, had or may have against Witt related to the obligation it had to pay Witt for his accrued and unpaid salary or for any expenses he incurred on behalf of Calais.
4.        Neither party to this Agreement admits the existence of any wrongdoing,

5.        This Agreement shall be construed in accordance with Colorado law.

6.       Witt acknowledges he has read this Agreement and understands the terms, and acknowledges his right to legal counsel to explain the meaning and legal significance of each and every provision and he executes this Agreement fully and voluntarily with full knowledge and understanding of the terms.

AGREED TO AND ACCEPTED this 28th  day of October 2010.

Calais Resources, Inc.

By:          /s/ David Young                                                       /s/ Matt Witt
David Young, President                                                                                                     Matt Witt
       10/28/2010                                                                                                                        10-28-2010